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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of El Paso Energy Partners, L.P., formerly Leviathan Gas Pipeline Partners, L.P. (the "Partnership"), of (i) our report dated March 24, 2000 relating to the consolidated financial statements of the Partnership and subsidiaries and (ii) our report dated March 10, 2000 relating to the consolidated financial statements of Neptune Pipeline Company, L.L.C., which appear in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the references to us under the heading "Experts" in such Registration Statement.

                                          PricewaterhouseCoopers LLP

Houston, Texas
June 16, 2000